UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

WESTERN IOWA ENERGY, LLC

(Name of Registrant as Specified In Its Charter)

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July 29, 2011
Dear Western Iowa Energy Members:
You should have recently received materials from Western Iowa Energy (WIE) requesting your proxy to vote at a special meeting of members of WIE to be held on August 11, 2011. At this meeting, our members will vote on proposed amendments to WIE’s Operating Agreement. Our Board of Directors has unanimously recommended that our members vote “FOR” the approval of these amendments.
The most important of the proposed changes to the Operating Agreement will result in the reclassification of WIE’s current single class of membership units into three separate classes with differing rights and privileges. The purpose of this reclassification is to allow WIE to terminate the registration of its membership units with the Securities and Exchange Commission (SEC) in order to reduce the ongoing costs associated with WIE being subject to the public reporting requirements and other rules imposed by the SEC. We estimate that the elimination of WIE’s public reporting requirements will result in cost savings of approximately $253,000 each year. Additionally, the cessation of our public reporting obligations will help us better protect against the disclosure of sensitive business information that might benefit our competitors, allow our management and employees to focus on WIE’s core business rather than SEC reporting obligations, and increase our management’s flexibility to consider and balance actions between short-term and long-term growth objectives.
We note that several other renewable fuels companies in Iowa and across the Midwest have considered and implemented similar reclassifications in order to alleviate the burdens associated with SEC public reporting requirements. Those companies include Little Sioux Corn Processors, Siouxland Ethanol, East Kansas Agri-Energy, E Energy Adams, First United Ethanol, United Wisconsin Grain Producers, and Badger State Ethanol. Another biodiesel company, Western Dubuque Biodiesel, is currently in the process of determining whether to reclassify and deregister its membership units with the SEC.
The proposed changes to the Operating Agreement also contain certain amendments unrelated to the reclassification of the membership units, including changes related to the State of Iowa’s adoption of the Revised Uniform Limited Liability Company Act. More information about the proposed changes to the Operating Agreement is contained in the proxy materials that were recently mailed to you, which are also accessible at the website cited at the bottom of the following page.

The approval of the proposed amendments to the Operating Agreement requires the affirmative vote of members holding a majority of WIE’s outstanding membership units. Therefore, whether or not you plan to attend the special meeting in person on August 11, it is important that your membership units be represented. By returning your proxy to us, you will assure that your vote is counted. We ask that you please return your proxy to us at your earliest convenience. If you have already done so, thank you. If you need a proxy card, please call our office at (712) 664-2173.
Sincerely,
The Board of Directors,
Western Iowa Energy, LLC

William J. Horan	John Geake
Brent A. Halling	Warren L. Bush
Kevin J. Ross	Denny Mauser
Virg Harrison

/s/ William J. Horan	/s/ John Geake
/s/ Brent A. Halling	/s/ Warren L. Bush
/s/ Kevin J. Ross	/s/ Denny Mauser
/s/ Virg Harrison
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Members to be Held on August 11, 2011. The Proxy Statement for this special meeting is available online at http://www.westerniowaenergy.com/template.php?file=dereg_materials.